UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 15, 2010

ALPHATEC HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-52024	20-2463898
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5818 El Camino Real

Carlsbad, CA 92008

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (760) 431-9286

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On April 15, 2010, Alphatec Holdings, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Jefferies & Company, Inc. as representative of the underwriters set forth on Schedule A attached thereto (the “Underwriters”) and HealthpointCapital Partners, L.P., a principal stockholder of the Company (the “Selling Stockholder”), related to a public offering of an aggregate of 16,000,000 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), at a public offering price of $5.00 per share, less the underwriting commissions and discounts (the “Offering”). Of the shares of Common Stock to be sold in the Offering, 8,000,000 shares are being sold by the Company and 8,000,000 are being sold by the Selling Stockholder. The Offering is expected to close on April 21, 2010, subject to the satisfaction of customary closing conditions. The net proceeds to the Company are expected to be approximately $36.8 million after deducting underwriting discounts and commissions and estimated expenses payable by the Company. The Company will not receive any proceeds from the sale of shares of Common Stock by the Selling Stockholder. Under the terms of the Underwriting Agreement, the Company and the Selling Stockholder have granted the Underwriters an option, exercisable for 30 days, to purchase up to an additional 1,200,000 shares of Common Stock from the Company and 1,200,000 shares of Common Stock from the Selling Stockholder, respectively, to cover over-allotments, if any, at the same price.

The Offering is being made pursuant to a prospectus supplement dated April 16, 2010 and an accompanying prospectus dated April 9, 2010, pursuant to the Company’s existing effective shelf registration statement on Form S-3 (File No. 333-164891), which was initially filed with the Securities and Exchange Commission (the “Commission”) on February 12, 2010 and declared effective by the Commission on April 9, 2010.

The Underwriting Agreement contains customary representations, warranties, and agreements by the Company and Selling Stockholder, and customary conditions to closing, indemnification obligations of the Company, the Selling Stockholder and the Underwriters, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties, and termination provisions.

The Underwriting Agreement has been included to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about the Company or the Selling Stockholder. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Underwriting Agreement. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Underwriting Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Selling Stockholder, the Company or any of its subsidiaries or their affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Underwriting Agreement, and this subsequent information may or may not be fully reflected in the Company’s public disclosures.

A copy of the opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. relating to the legality of the issuance and sale of the shares in the Offering is attached as Exhibit 5.1 hereto. A copy of the Underwriting Agreement is filed herewith as Exhibit 1.1 and is incorporated herein by reference. The foregoing description of the Offering and the documentation related thereto does not purport to be complete and is qualified in its entirety by reference to such Exhibits.

Item 8.01	Other Events.

On April 16, 2010, the Company issued a press release announcing that it had priced the public offering described in Item 1.01 of this Current Report on Form 8-K. The Company’s press release is filed as Exhibit 99.1 to this Report and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	The following exhibits are filed with this report:

Exhibit Number	Description

1.1	Underwriting Agreement dated April 15, 2010 by and among Alphatec Holdings, Inc., HealthpointCapital Partners, L.P. and Jefferies & Company, Inc. as representative of the underwriters named therein

5.1	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

23.1	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in the opinion filed as Exhibit 5.1)

99.1	Press Release of Alphatec Holdings, Inc., dated April 16, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALPHATEC HOLDINGS, INC.

Dated: April 16, 2010	/s/ EBUN S. GARNER
Ebun S. Garner, Esq.
General Counsel and Vice President

EXHIBIT INDEX

Exhibit Number	Description

1.1	Underwriting Agreement dated April 15, 2010 by and among Alphatec Holdings, Inc., HealthpointCapital Partners, L.P. and Jefferies & Company, Inc. as representative of the underwriters named therein

5.1	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

23.1	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in the opinion filed as Exhibit 5.1)

99.1	Press Release of Alphatec Holdings, Inc., dated April 16, 2010